EXHIBIT 23.1

D. Brooks and Associates CPA’s, P.A.

Certified Public Accountants Valuation Analyst Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 16, 2012, with respect to the financial statements of 800 Commerce, Inc. contained in the Registration Statement and Prospectus of 800 Commerce, Inc. We hereby consent to the use of the aforementioned report in the Amended Registration Statement and Prospectus, and to the use of our name as it appears under the heading “Experts.”

D. Brooks and Associates CPA’s, P.A.
West Palm Beach, FL
October 16, 2012